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EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

    THE UNDERSIGNED, John J. Gaukel certifies that he is the President of ADVANCED BUSINESS SCIENCES, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, and hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 1" so that, as amended, said Article shall be and read as follows:

    "The name of the Corporation is iSecureTrac Corp."

  RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 6" so that, as amended, said Article shall be and read as follows:

    "The corporation shall be under the direction of a board of directors. The number of directors shall be fixed from time to time by the board of directors. The directors shall be elected at the annual shareholder meeting and shall serve a one-year term until their successors are elected and qualify. Any director may be removed from office with or without cause by the affirmative vote of the holders of the majority of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors."

    RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 8" so that, as amended, said Article shall be and read as follows:

    "The board of directors shall have the power to amend from time to time the by-laws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. The stockholders may amend by-laws made by the board of directors."

    RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "Article 9," "Article 10," and "Article 11" by deleting said Articles in their entirety.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 18th day of June 2001.

ADVANCED BUSINESS SCIENCES, INC.
By:	/s/ JOHN J. GAUKEL John J. Gaukel, President

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  EXHIBIT 3.1
STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION